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                     November 21, 2023

       Frederick G. Vogt
       Interim Chief Executive Officer
       Iovance Biotherapeutics, Inc.
       825 Industrial Road
       Suite 400
       San Carlos , California

                                                        Re: Iovance
Biotherapeutics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-36860

       Dear Frederick G. Vogt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences